UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2022

HANCOCK PARK CORPORATE INCOME, INC.
(Exact name of Registrant as specified in its charter)

Maryland	814-01185	81-0850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 S. Wacker Drive, Suite 2500 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (847) 734-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)

Departure of Director

On January 3, 2022, Marc I. Abrams notified the board of directors (the “Board”) of Hancock Park Corporate Income, Inc. (the “Company”), a Maryland corporation that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), of his intention to retire. Mr. Abrams’s resignation from the Board, and from each of the committees of the Board on which he served, was effective on January 4, 2022. The resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, practices or otherwise. Mr. Abrams formerly served on the Audit Committee and Nominating and Corporate Governance Committee of the Board.

(d)

Appointment of Director

On January 5, 2022, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, voted to appoint Ashwin Ranganathan as the Class I director of the Board, chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee, to fill the vacancy created by the retirement of Mr. Abrams. Mr. Ranganathan was appointed to serve as a member of the Board until the 2023 annual meeting of stockholders, or until his successor is duly elected and qualified. The Board and the Nominating and Corporate Governance Committee determined that Mr. Ranganathan is not an “interested person” (as defined in Section 2(a)(19) of the 1940 Act) of the Company.

Mr. Ranganathan, age 52, currently serves on the board of directors of CIM Real Assets & Credit Fund, a non-diversified, closed-end management investment company, registered under the 1940 Act for which OFS Capital Management, LLC, the Company’s investment adviser (“OFS Adviser”), acts as sub-advisor. On the date hereof, Mr. Ranganathan was also appointed as a director of OFS Capital Corporation, an affiliate of the Company for which OFS Adviser also serves as investment adviser. Mr. Ranganathan is the founder and CEO of Sikander Capital, a multi-asset family office focused on equity, venture capital and real estate, which he founded in 2013. Prior to that, from 2005 until 2013, he was a partner and managing director at Tudor Capital, a $13 billion global multi-strategy hedge fund and a member of the board of directors of Tudor Capital Singapore. From 2001 to 2005, Mr. Ranganathan was a senior vice president and an equity partner at Oaktree Capital Management, a global asset management firm specializing in alternative investment strategies, where he served as head of the global emerging markets group. Mr. Ranganathan began his career at Goldman Sachs Asset Management in 1994, where he worked as a portfolio manager in the firm’s Hong Kong and New York offices. Mr. Ranganathan graduated from St. Stephens College, Delhi University in 1991 with a Bachelor in English Literature and Exeter College, Oxford University in 1994 with a Master in Philosophy, Politics and Economics.

Mr. Ranganathan will participate in the Company’s standard non-employee director compensation arrangement, pursuant to which he will be eligible to receive an (i) annual cash retainer fee, determined based on the Company’s net assets as of the end of each fiscal quarter and (ii) additional annual fee for serving on one or more committees of the Board, in each case, on a pro-rated basis for his initial period of service. Amounts payable under this arrangement are determined and paid quarterly in arrears as follows:

Net Asset Value	Annual Cash Retainer	Annual Committee Retainer (regardless of the number of committees served on)
$0 to $50 million	$10,000	$2,500
$50 to $100 million	$20,000	$2,500
> $100 million	$30,000	$2,500

Mr. Ranganathan entered into the Company’s standard indemnification agreement, the form of which was previously filed with the Securities and Exchange Commission on February 8, 2016 as Exhibit 10.4 to the Company’s registration statement on Form 10.

There is no other arrangement or understanding between Mr. Ranganathan and any other person pursuant to which he was appointed as the Class I director of the Board, chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee, nor is there any family relationship between Mr. Ranganathan and any other director of the Company or executive officers of the Company. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company is a participant, the amount involved exceeds $120,000, and in which Mr. Ranganathan had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hancock Park Corporate Income, Inc.
Date: January 5, 2022	By:	/s/ Bilal Rashid
Chief Executive Officer